Exhibit 99.1

Press contact:	Investor Contact:
Trinseo	Trinseo
Donna St. Germain	David Stasse
Tel : +1 610-240-3307	Tel : +1 610-240-3207
Email: stgermain@trinseo.com	Email: dstasse@trinseo.com

Trinseo Reports Third Quarter 2016 Financial Results; Updates Full Year 2016 Outlook

•                  Net Income of $67 million and diluted EPS of $1.43

•                  Adjusted EPS of $1.70

•                  Adjusted EBITDA of $143 million

•                  Cash provided by operating activities of $145 million; free cash flow of $115 million

•                  Received authorization to repurchase an additional 2.7 million shares

	Three Months Ended
	September 30,		June 30,
$millions, except per share data	2016	2015	2016
Revenue	935	1,028	970
Net Income	67	52	96
EPS (Diluted) ($)	1.43	1.06	2.00
Adjusted Net Income*	80	52	110
Adjusted EPS ($)*	1.70	1.07	2.30
EBITDA*	126	116	168
Adjusted EBITDA*	143	116	182
Inventory revaluation- favorable / (unfavorable)	7	(28)	13

*For a reconciliation of EBITDA, Adjusted EBITDA, and Adjusted Net Income to Net Income, as well as a reconciliation of Adjusted EPS, see note 2 below.

BERWYN, Pa — November 1, 2016 — Trinseo (NYSE: TSE), a global materials company and manufacturer of plastics, latex binders and synthetic rubber, today reported its third quarter 2016 financial results with revenue of $935 million, net income of $67 million, and earnings per diluted share of $1.43.  Additionally, results for the third quarter included Adjusted EPS of $1.70 and Adjusted EBITDA of $143 million.

Revenue in the third quarter decreased 9% versus prior year driven primarily by the pass through of lower raw material costs.  Third quarter net income of $67 million was $15 million higher than prior year driven primarily by favorable raw material timing, which was partially offset by restructuring charges in the current period. Adjusted EBITDA in the third quarter of $143 million was $27 million higher than prior year driven mainly by favorable raw material timing.

Commenting on the Company’s performance, Chris Pappas, Trinseo President and Chief Executive Officer, said, “Our third quarter results were essentially as expected with the exception of styrene margin, which was down slightly from our prior expectations. We continue to see steady performance in our Performance Materials division and overall a higher level of performance in our Basic Plastics & Feedstocks division, even with a reduced contribution from styrene monomer in the currently low turnaround season.”

Pappas continued, “We had very strong cash generation during the quarter, and we continue to return capital to shareholders via our quarterly cash distribution as well as share buybacks.  In the third quarter we repurchased approximately 1.8 million shares, and since the beginning of the year we have repurchased about 9% of shares outstanding.  In addition, we recently received authorization to repurchase the remaining availability (approximately 2.7 million shares) under the 4.5 million share repurchase authorization received from shareholders earlier this year.  We remain committed to these initiatives as we view them as an important part of total shareholder return.”

Third Quarter Results and Commentary by Business Segment

•                  Latex revenue of $243 million for the quarter decreased 5% versus prior year primarily driven by the pass through of lower raw material costs in Europe and Asia.  Adjusted EBITDA of $30 million was $6 million above prior year driven by higher volume to the paper and carpet markets in North America and Asia, as well as favorable raw material timing.  Sales volume of 318 million pounds was in line with the quarterly trend over the last two years.

•                  Synthetic Rubber revenue of $113 million for the quarter decreased 11% versus prior year driven by the pass through of lower raw material costs as well as lower sales volume, particularly in SSBR due mostly to delayed shipments into the fourth quarter.  Overall, sales volume was the highest quarter of the year.  Adjusted EBITDA of $28 million was $1 million above prior year as higher margin was mostly offset by lower sales volume.

•                  Performance Plastics revenue of $175 million for the quarter was 3% below prior year due to the pass through of lower raw material costs.  Adjusted EBITDA of $25 million was $10 million above prior year due to higher margin, particularly in Europe, as well as favorable inventory timing.

•                  Basic Plastics & Feedstocks revenue of $405 million was 13% below prior year driven by the pass through of lower raw material costs.  Adjusted EBITDA of $86 million was $16 million above prior year driven by favorable raw material timing, partially offset by lower styrene margins in Europe and Asia.

Cash Generation

Cash provided by operating activities was $145 million and capital expenditures were $30 million, resulting in Free Cash Flow for the quarter of $115 million.  This included $40 million in dividends from Americas Styrenics and $6 million of cash interest payments. At the end of the quarter, the Company had $466 million of cash, inclusive of the $100 million third quarter cash outlay for the repurchase of approximately 1.8 million shares.

New Segmentation & Changes to Use of Non-GAAP Measures

Starting in the fourth quarter of 2016, the Company will realign its reporting segments to provide increased clarity around the drivers of its profitability and cash flow.  First, the existing Basic Plastics & Feedstocks segment will be split into three new segments: Basic Plastics, which includes polystyrene, copolymers, and polycarbonate; Feedstocks, which is styrene monomer; and Americas Styrenics, to reflect its share of the results of its 50%-owned polystyrene joint venture.  In addition, certain grades of acrylonitrile-butadiene-styrene (or ABS) supplied into Performance Plastics markets, which was previously included in the results of Basic Plastics & Feedstocks, will now be included in Performance Plastics.  Finally, the Latex segment will be renamed to Latex Binders.

Commenting on the Company’s new segmentation, Barry Niziolek, Executive Vice President and Chief Financial Officer, said, “This new segmentation will continue Trinseo’s approach to providing investors with additional clarity on the drivers of its business performance. Primarily, the split of Basic Plastics & Feedstocks into Basic Plastics, Feedstocks and Americas Styrenics, will now give investors discrete results on these individual components.”

In addition, the Company will no longer present Adjusted EBITDA excluding inventory revaluation as a separate non-GAAP financial performance measure.  The Company will, however, continue to present Adjusted EBITDA, Adjusted Net Income, and Adjusted EPS as non-GAAP measures of performance (consistent with our current definitions).  In the future, the Company will continue to separately discuss the impact that raw material purchase price volatility has on results when significant.   This change is being made to better align our use of non-GAAP measures with guidance recently received from the U.S. Securities and Exchange Commission.

Outlook

•                  Fourth quarter 2016 net income of $54 million to $62 million, and earnings per diluted share of $1.19 to $1.36

•                  Fourth quarter 2016 Adjusted EBITDA of $115 million to $125 million and Adjusted EPS of $1.19 to $1.36

•                  Full year 2016 net income of $295 million to $303 million, and earnings per diluted share of $6.22 to $6.39

•                  Full year 2016 Adjusted EBITDA of $585 million to $595 million and Adjusted EPS of $6.84 to $7.01

Commenting on the outlook for the fourth quarter and full year 2016 Pappas said, “We expect our Performance Materials and Basic Plastics performance to continue to be steady in the fourth quarter, but we also expect sequentially lower styrene monomer margins due to a lower level of expected planned turnarounds and continued low global styrenics inventory levels. Our guidance for the full year will be lower due to this styrene monomer margin impact which represents a reduction in margin of about $40 per metric ton across the 1.4 million metric tons of styrene across our business results.”

Pappas continued, “This full year 2016 performance represents a year over year improvement in both Performance Materials and Basic Plastics & Feedstocks, which benefitted from about $60 million of styrene margin in 2015 from unplanned outages. We are pleased with this year-over-year improvement and are encouraged about the future of Trinseo, which we will provide detail on in our upcoming investor day conference on November 11.”

Conference Call and Webcast Information

Trinseo will host a conference call to discuss its Third Quarter 2016 financial results tomorrow, Wednesday, November 2, 2016 at 10 AM Eastern Time.

Commenting on results will be Chris Pappas, President and Chief Executive Officer, Barry Niziolek, Executive Vice President and Chief Financial Officer, and David Stasse, Vice President, Treasury and Corporate Finance. The conference call will be available by phone at:

Participant Toll-Free Dial-In Number: +1 844-717-9660

Participant International Dial-In Number: +1 661-378-9458

Conference ID / passcode: 99128660

The Company will also offer a live Webcast of the conference call with question and answer session via the registration page of the Trinseo Investor Relations website.

Trinseo has posted its Third Quarter 2016 financial results on the Company’s Investor Relations website. The presentation slides will also be made available in the webcast player prior to the conference call. The Company will also furnish copies of the financial results press release and presentation slides to investors by means of a Form 8-K filing with the U.S. Securities and Exchange Commission.

A replay of the conference call and transcript will be archived on the Company’s Investor Relations website shortly following the conference call. The replay will be available until November 2, 2017.

About Trinseo

Trinseo (NYSE:TSE) is a global materials solutions provider and manufacturer of plastics, latex binders, and synthetic rubber. We are focused on delivering innovative and sustainable solution to help our customers create products that touch lives every day — products that are intrinsic to how we live our lives — across a wide range of end-markets, including automotive, consumer electronics, appliances, medical devices, lighting, electrical, carpet, paper and board, building and construction, and tires. Trinseo had approximately $4.0 billion in revenue in 2015, with 15 manufacturing sites around the world, and more than 2,200 employees. For more information visit www.trinseo.com.

Use of non-GAAP measures

In addition to using standard measures of performance and liquidity that are recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we use additional measures of income and liquidity excluding certain GAAP items (“non-GAAP measures”), such as Adjusted EBITDA, Adjusted EPS, and Free Cash Flow. We believe these measures are useful for investors and management in evaluating key business trends and performance each period.  These measures are also used to manage our business and assess current period profitability, as well as to provide an appropriate basis to evaluate the effectiveness of our pricing strategies. Such measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The definitions of each of these measures, further discussion of usefulness, and reconciliations of non-GAAP measures to GAAP measures are provided in the Notes to Condensed Consolidated Financial Information presented herein.

Note on Repurchases

Under the repurchase program approved November 1, 2016, our ordinary shares may be repurchased periodically in open market transactions at prevailing market prices in accordance with federal securities laws. The actual timing, number and value of shares repurchased under the program will be determined by management at its discretion and will depend on a number of factors, including the market price of Trinseo’s ordinary shares, general market and economic conditions, applicable legal requirements, and other business considerations.  Repurchased shares will become treasury shares and may be utilized for general corporate purposes, including reissuance pursuant to Trinseo’s equity-based incentive plan, unless subsequently retired in whole or in part at a meeting of our shareholders. The share repurchase program does not obligate the Company to acquire any particular amount of its ordinary shares, and it may be suspended or terminated at any time in the Company’s discretion.

Note on Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,”

“anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements in this press release may include, without limitation, forecasts of growth, revenues, business activity, acquisitions, financings and other matters that involve known and unknown risks, uncertainties and other factors that may cause results, levels of activity, performance or achievements to differ materially from results expressed or implied by this press release. Statements in this press release regarding the Company’s intention to repurchase ordinary shares from time to time under its share repurchase program, the intended use of any repurchased shares, and the source of funding are also forward-looking statements that are subject to risks and uncertainties. Such risk factors include, among others: conditions in the global economy and capital markets, volatility in costs or disruption in the supply of the raw materials utilized for our products; loss of market share to other producers of styrene-based chemical products; compliance with environmental, health and safety laws; changes in laws and regulations applicable to our business; our inability to continue technological innovation and successful introduction of new products; system security risk issues that could disrupt our internal operations or information technology services; the loss of customers; the market price of the Company’s ordinary shares prevailing from time to time; the nature of other investment opportunities presented to the Company from time to time; and the Company’s cash flows from operations. Additional risks and uncertainties are set forth in the Company’s reports filed with the United States Securities and Exchange Commission, which are available at http://www.sec.gov/ as well as the Company’s web site at http://www.trinseo.com. As a result of the foregoing considerations, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

TRINSEO S.A.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2016	June 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Net sales	$935,410	$969,694	$1,027,952	$2,799,188	$3,074,890
Cost of sales	795,026	799,954	916,390	2,349,392	2,718,112
Gross profit	140,384	169,740	111,562	449,796	356,778
Selling, general and administrative expenses	73,900	52,249	51,093	180,635	153,607
Equity in earnings of unconsolidated affiliates	36,686	38,602	33,489	110,314	111,037
Operating income	103,170	156,093	93,958	379,475	314,208
Interest expense, net	18,832	18,814	19,489	56,542	73,945
Loss on extinguishment of long-term debt	—	—	—	—	95,150
Other expense, net	1,084	12,875	1,214	16,628	7,998
Income before income taxes	83,254	124,404	73,255	306,305	137,115
Provision for income taxes	16,000	28,600	21,200	66,500	46,600
Net income	$67,254	$95,804	$52,055	$239,805	$90,515
Weighted average shares- basic	45,865	46,952	48,778	47,152	48,773
Net income per share- basic	$1.47	$2.04	$1.07	$5.09	$1.86
Weighted average shares- diluted	46,961	47,857	48,989	48,041	48,936
Net income per share- diluted	$1.43	$2.00	$1.06	$4.99	$1.85

Repayments of equity per share	$0.30	$0.30	$—	$0.60	$—

TRINSEO S.A.

Condensed Consolidated Balance Sheets

(In thousands, except per share data)

(Unaudited)

	September 30,	December 31,
	2016	2015
Assets
Current assets
Cash and cash equivalents	$466,287	$431,261
Accounts receivable, net of allowance for doubtful accounts	511,624	494,556
Inventories	375,747	353,097
Other current assets	37,832	10,120
Total current assets	1,391,490	1,289,034

Investments in unconsolidated affiliates	186,999	182,836
Property, plant and equipment, net of accumulated depreciation	494,927	518,751
Other assets
Goodwill	31,382	31,064
Other intangible assets, net	177,743	158,218
Deferred income tax assets—noncurrent	40,936	51,395
Deferred charges and other assets	29,300	27,596
Total other assets	279,361	268,273
Total assets	$2,352,777	$2,258,894

Liabilities and shareholders’ equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$5,000	$5,000
Accounts payable	331,887	324,629
Income taxes payable	25,185	20,804
Accrued expenses and other current liabilities	130,867	98,836
Total current liabilities	492,939	449,269
Noncurrent liabilities
Long-term debt, net of unamortized deferred financing fees	1,185,873	1,177,120
Deferred income tax liabilities—noncurrent	25,789	25,764
Other noncurrent obligations	224,739	217,727
Total noncurrent liabilities	1,436,401	1,420,611

Commitments and contingencies
Shareholders’ equity
Ordinary shares, $0.01 nominal value, 50,000,000 shares authorized (September 30, 2016: 48,778 shares issued and 44,653 shares outstanding ; December 31, 2015: 48,778 shares issued and outstanding)	488	488
Additional paid-in-capital	571,504	556,532
Treasury shares, at cost (September 30, 2016: 4,125 shares; December 31, 2015: zero shares)	(193,165)	—
Retained Earnings (accumulated deficit)	193,285	(18,289)
Accumulated other comprehensive loss	(148,675)	(149,717)
Total shareholders’ equity	423,437	389,014
Total liabilities and shareholders’ equity	$2,352,777	$2,258,894

TRINSEO S.A.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2016	2015
Cash flows from operating activities
Cash provided by operating activities	$324,698	$205,705

Cash flows from investing activities
Capital expenditures	(82,678)	(79,088)
Proceeds from capital expenditures subsidy	—	2,191
Proceeds from the sale of businesses and other assets	174	689
Distributions from unconsolidated affiliates	4,809	—
Increase in restricted cash	—	(413)
Cash used in investing activities	(77,695)	(76,621)

Cash flows from financing activities
Deferred financing fees	—	(28,033)
Short-term borrowings, net	(126)	(17,703)
Repayments of term loans	(3,750)	(1,250)
Purchase of treasury shares	(194,079)	—
Repayments of equity on ordinary shares	(13,920)	—
Stock-based compensation activity, net	129	—
Net proceeds from issuance of 2021 Term Loan B	—	498,750
Net proceeds from issuance of 2022 Senior Notes	—	716,625
Repayments of 2019 Senior Notes	—	(1,192,500)
Proceeds from Accounts Receivable Securitization Facility	—	25,000
Repayments of Accounts Receivable Securitization Facility	—	(25,000)
Cash used in financing activities	(211,746)	(24,111)
Effect of exchange rates on cash	(231)	(4,988)
Net change in cash and cash equivalents	35,026	99,985
Cash and cash equivalents—beginning of period	431,261	220,786
Cash and cash equivalents—end of period	$466,287	$320,771

TRINSEO S.A.

Notes to Condensed Consolidated Financial Information

(Unaudited)

Note 1: Revenue by Segment

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(In thousands)	2016	2016	2015	2016	2015
Latex	$242.6	$232.5	$254.9	$684.6	$740.7
Synthetic Rubber	112.7	111.4	126.0	326.3	370.7
Performance Plastics	175.4	183.9	179.9	527.9	562.1
Basic Plastics & Feedstocks	404.7	441.9	467.2	1,260.4	1,401.4
Total Revenue	$935.4	$969.7	$1,028.0	$2,799.2	$3,074.9

Note 2: Reconciliation of Non-GAAP Performance Measures to Net income

EBITDA is a non-GAAP financial performance measure that we refer to in making operating decisions because we believe it provides our management as well as our investors with meaningful information regarding the Company’s operational performance. We believe the use of EBITDA as a metric assists our board of directors, management and investors in comparing our operating performance on a consistent basis.

We also present Adjusted EBITDA as a non-GAAP financial performance measure, which we define as income from continuing operations before interest expense, net; income tax provision; depreciation and amortization expense; loss on extinguishment of long-term debt; asset impairment charges; gains or losses on the dispositions of businesses and assets; restructuring and other items.  In doing so, we are providing both management and investors with a stronger indicator of our ongoing performance and business trends, removing the impact of transactions and events that we would not consider a part of our core operations.

Lastly, we present Adjusted Net Income and Adjusted EPS as additional performance measures. Adjusted Net Income is calculated as Adjusted EBITDA (defined beginning with Net income, above), less interest expense, less the provision for income taxes and depreciation and amortization, tax affected for various discrete items, as appropriate. Adjusted EPS is calculated as Adjusted Net Income per weighted average diluted shares outstanding for a given period. We believe that Adjusted Net Income and Adjusted EPS provide transparent and useful information to management, investors, analysts and other parties in evaluating and assessing our operating results from period-to-period after removing the impact of certain transactions and activities that affect comparability and that are not considered part of our core operations.

There are limitations to using the financial performance measures noted above. These performance measures are not intended to represent net income or other measures of financial performance.  In addition, these measures are not intended to represent cash flow from operations as defined by GAAP or other measures of liquidity.  As such, they should not be used as alternatives to net income as indicators of operating performance or to cash flow as measures of liquidity. Other companies in our industry may define these performance measures differently than we do. As a result, it may be difficult to use these or similarly-named financial measures that other companies may use, to compare the performance of those companies to our performance. We compensate for these limitations by providing reconciliations of these performance measures to our net income, which is determined in accordance with GAAP.

	Three Months Ended
(In millions, except per share data)	September 30, 2016	June 30, 2016	September 30, 2015
Net income	$67.3	$95.8	$52.1
Interest expense, net	18.8	18.8	19.5
Provision for income taxes	16.0	28.6	21.2
Depreciation and amortization	23.8	24.9	23.0
EBITDA	$125.9	$168.1	$115.8
Net loss on disposition of businesses and assets (a)	0.3	12.9	—	Other expense, net
Restructuring and other charges (b)	16.8	1.1	0.1	Selling, general, and administrative expenses
Other items (c)	0.3	0.3	0.3	Selling, general, and administrative expenses
Adjusted EBITDA	$143.3	$182.4	$116.2
Adjusted EBITDA to Adjusted Net Income:
Adjusted EBITDA	$143.3	$182.4	$116.2
Interest expense, net	18.8	18.8	19.5
Provision for income taxes — Adjusted (d)	21.4	28.8	22.3
Depreciation and amortization — Adjusted (e)	23.3	24.9	22.1
Adjusted Net Income	$79.8	$109.9	$52.3
Adjusted EPS	$1.70	$2.30	$1.07

Adjusted EBITDA by Segment:
Latex	$29.8	$21.5	$24.4
Synthetic Rubber	28.5	30.2	27.4
Performance Plastics	25.2	30.8	14.5
Basic Plastics & Feedstocks	86.2	121.0	70.4
Corporate unallocated	(26.4)	(21.1)	(20.5)
Adjusted EBITDA	$143.3	$182.4	$116.2

(a)                  Net loss on disposition of businesses and assets for the three month periods ended September 30, 2016 and June 30, 2016 represents the impairment charges recorded for the estimated loss on sale of our latex and automotive businesses in Brazil, primarily related to the unrecoverable net book value of property, plant, and equipment along with certain working capital balances.

(b)                  Restructuring and other charges for the three months ended September 30, 2016 relate primarily to charges incurred in connection with the decision to cease manufacturing activities at our latex manufacturing facility in Livorno, Italy, consisting of an impairment charge for unrecoverable net book value of property, plant, and equipment and other assets, as well as employee benefit and contract termination charges.  Restructuring and other charges for the three months ended June 30, 2016 relate to charges incurred in connection with the decision to divest our operations in Brazil as well as the closure of our Allyn’s Point manufacturing facility in Gales Ferry, Connecticut.

(c)                   Other items for the three months ended September 30, 2016 and June 30, 2016, respectively, relate to fees incurred in conjunction with the Company’s secondary offerings.

(d)                  Adjusted to remove the tax impact of the items noted in (a), (b), (c) and (e). The income tax expense (benefit) related to these items was determined utilizing either (1) the estimated annual effective tax rate on our ordinary income based upon our forecasted ordinary income for the full year, or (2) for items treated discretely for tax purposes, we utilized the applicable rates in the taxing jurisdictions in which these adjustments occurred.  Additionally, the three months ended September 30, 2016 excludes both a $0.9 million tax benefit recognized due to the effective settlement of a tax audit which allowed for the release of a reserve for an uncertain tax position and a $0.5 million tax benefit recognized during the period related to provision to return adjustments. The three months ended September 30, 2015 also excludes a $0.6 million tax benefit recognized during that period related to provision to return adjustments.

(e)                   For the three months ended September 30, 2015, the amount excludes accelerated depreciation of $0.8 million related to the closure of our Allyn’s Point facility.

For the same reasons discussed above, we are providing the following reconciliation of forecasted net income to forecasted Adjusted EBITDA and Adjusted EPS for the three months and full year ended December 31, 2016, as well as for the full year ended December 31, 2017.  See “Note on forward-looking statements” above for a discussion of the limitations of these forecasts.

	Three Months Ended	Year Ended	Year Ended
(In millions, except per share data)	December 31, 2016	December 31, 2016	December 31, 2017
Adjusted EBITDA	$115 - 125	$585 - 595	$580
Interest expense, net	(19)	(76)	(76)
Provision for income taxes	(17) – (19)	(83) – (85)	(90)
Depreciation and amortization	(25)	(97)	(104)
Reconciling items to Adjusted EBITDA (f)	—	(34)	—
Net Income	54 - 62	295 – 303	310
Reconciling items to Adjusted Net Income (f)	—	29	—
Adjusted Net Income	54 - 62	324 - 332	310

Weighted average shares- diluted (g)	45.8	47.4
Adjusted EPS	$1.19 - 1.36	$6.84 - 7.01

(f)                    Reconciling items to Adjusted EBITDA and Adjusted Net Income are not typically forecasted by the Company based on their nature as being primarily driven by transactions that are not part of the core operations of the business. As such, for the forecasted year-end December 31, 2016, we have only included actual, previously disclosed reconciling items, which we have aggregated into a single caption.  The reconciling items to Adjusted Net Income include all reconciling items to Adjusted EBITDA, tax effected, along with adjustments to depreciation and amortization related to restructuring activities (see notes (d) and (e) above).

(g)                   Weighted average shares calculated for the purpose of forecasting Adjusted EPS do not forecast significant future share transactions or events, such as repurchases, significant stock-based compensation award grants, and changes in the Company’s share price.  These are all factors which could have a significant impact on the calculation of Adjusted EPS during actual future periods.

Note 3: Reconciliation of Non-GAAP Liquidity Measures to Cash from Operations

The Company uses Free Cash Flow to evaluate and discuss its liquidity position and results. Free Cash Flow is defined as cash from operating activities, less capital expenditures.  We believe that Free Cash Flow provides an important indicator of the Company’s ongoing ability to generate cash through core operations, as it excludes the cash impacts of various financing transactions as well as cash flows from business combinations that are not considered organic in nature.  We also believe that Free Cash Flow provides management and investors with a useful analytical indicator of our ability to service our indebtedness, make repayments of equity (when declared), and meet our ongoing cash obligations.

Free Cash Flow is not intended to represent cash flows from operations as defined by GAAP, and therefore, should not be used as an alternative for that measure. Other companies in our industry may define Free Cash Flow differently than we do. As a result, it may be difficult to use this or similarly-named financial measures that other companies may use, to compare the liquidity and cash generation of those companies to our own. The Company compensates for these limitations by providing the reconciliation below, which is determined in accordance with GAAP.

Previously, we calculated Free Cash Flow as cash from both operating and investing activities less the impact of changes in restricted cash.  We have changed how we calculate Free Cash Flow for several reasons.  First, the Company has not reported material restricted cash balances since 2012 (and none are expected based on current practices); therefore, the impact of restricted cash balances has become less meaningful.  In addition, this change to our Free Cash Flow calculation is expected to make it easier for our investors to compare the Company to its peers, as we believe that our revised definition of Free Cash Flow is more aligned to investors’ common understanding of the meaning of this term.

The table below provides further detail of how Free Cash Flow is derived for the periods discussed herein.  Prior period financial information has been recast from its previous presentation to reflect the Company’s current method  for calculating Free Cash Flow.

Free Cash Flow

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
(in millions)	2016	2015	2016	2015
Cash provided by operating activities	$145.0	$131.0	$324.7	$205.7
Capital expenditures	(29.5)	(35.5)	(82.7)	(79.1)
Free Cash Flow	$115.5	$95.5	$242.0	$126.6

For the same reasons discussed above, we are providing the following reconciliation of forecasted cash provided by operating activities to forecasted Free Cash Flow for the full year ended December 31, 2016.  See “Note on forward-looking statements” above for a discussion of the limitations of this forecast.

Year Ended
December 31,
(in millions)	2016
Cash provided by operating activities	$485.0
Capital expenditures	(135.0)
Free Cash Flow	$350.0